Exhibit 10.10
AMENDMENT 9 TO S-76 NEW HELICOPTER SALES AGREEMENT
S76TD02065
THIS AMENDMENT, dated as of the Acceptance Date stated below, by and between the Sikorsky Contracting Entity (“Sikorsky”) named below and the Buyer named below, hereby amends the S-76 New Helicopter Sales Agreement between the parties as follows:
1. DEFINITIONS / INFORMATION FOR THIS AMENDMENT

Buyer:	Offshore Logistics, Inc.

Sikorsky Contracting Entity:	Sikorsky Aircraft Corporation

Sikorsky Contract No:	S76TD02065

Amendment No.:	9

2. Amendment — Amend the S-76 Sales Agreement as follows:

Article I is revised as follows: Helicopter Quantity Delete: “15 plus optional additions as described below” Add: “47 plus optional additions as described below”
Scheduled Presentation Date
Firm Aircraft Order
Delete the first sentence: “Three helicopters in each year from 2002 through 2006 (inclusive of 2006).”
*
Add to the end of the paragraph: “The Baseline Presentation and Utility Presentation dates for aircraft 13-47 are as follows”:
Firm Helicopter Quantity/Schedule:
2006: Ten
Scheduled as Follows (referenced Helicopter numbers are cumulative):
*
2007: Ten
Scheduled as Follows:
*
Option 1 Aircraft
Add to the end of the paragraph: “Buyer’s option is deemed exercised by this Amendment 9”.
Option 2 Aircraft
Delete: “Buyer may elect to purchase up to six aircraft in each of the years 2007, 2008”
*

Aircraft Delivery Deferral — 2006
Buyer may elect to defer completed delivery of aircrafts 19, 20, 21 and 22 for up to 12 months from their currently scheduled dates. *
Aircraft Delivery Deferral — 2007
Buyer may elect to defer completed delivery of aircrafts 27, 28, 29, 30, 31 and 32 for up to 12 months from their currently scheduled dates. *
Helicopter Unit Price
Delete: “See Table 1”
Add: “See Table 2 in Section III.2.” of Amendment 9
Scheduled Presentation Date, Utility Helicopter
Add: For aircraft 13-47 See Article 1 “FIRM AIRCRAFT ORDER” of this Amendment 9
Payments
Delete: “See Section III”
Add: “See Table 1 Section III.1”
II DESCRIPTION OF SALE
Article II is revised as follows:
1. Sale
Add:
For aircraft 14-47, as well as any subsequently ordered option aircraft, subject to Article VII.5, Sikorsky shall sell and deliver to the Buyer, and the Buyer shall purchase from Sikorsky, the Quantity of Sikorsky Model S-76C Helicopters with Turbomeca 2S2 engines (known as the S-76C++) and equipped with the items of additional equipment specified in Exhibit A, Part 1 (the “Helicopter”). The Helicopter shall be accepted at Sikorsky’s designated facilities in Stratford, CT and title to the Helicopter shall be transferred to the Buyer. Further, Sikorsky anticipates granting by the FAA of a revised Type Certificate for the inclusion of the 2S2 engine on the S-76C+. Such Certification will be accomplished at Sikorsky’s expense, but is a condition precedent to Sikorsky’s obligation to deliver the Helicopters. In addition, at Buyer’s option, Sikorsky shall sell and perform the Completion Services for Buyer and Buyer shall purchase the Completion Services on the Helicopter, which will then be equipped with the items of additional equipment specified by Buyer (similar to that in Exhibit A, Part 2 (the “Utility Helicopter”)). The Buyer and Sikorsky will make every effort to finalize the final configuration of the Utility Helicopter twelve months prior to the scheduled Baseline Presentation Date. Any subsequent configuration changes may have a price impact and component lead-time impact that may affect the presentation dates in this Amendment 9. The Helicopter shall be accepted at Sikorsky’s designated facilities in Stratford, CT. Subsequent to the title transfer, Sikorsky shall retain custody of the Helicopter for the purpose of the performance of the Completion Services. As part of the Completion Services, Sikorsky will transport the Helicopter, at its expense, from Connecticut, to Sikorsky’s Designated Completion Center in Pennsylvania, via ferry flight. Upon its arrival at the Designated Completion Center, the Helicopter shall be inducted into the facility in order to allow the performance of the Completion Services.
8.	*
9.	*

III PRICE/PAYMENT SCHEDULE
Article III is revised as follows:
III.1.a Price/Payment Schedule Advance Payment
Add: “For firm aircraft 13-47, payment listed in III.1. Table 1 a. or III.1b if Buyer elects to purchase only Baseline Helicopter the applicable “Advance Payment” shall be due based on the following scheduled:
*
Replace Table 1 with the following Tables:
*
Replace Table 2 with the following Tables:
*
Add Table 3 — This is for information purposes to show the Price and Escalation based on aircraft quantities.
*
Adjustment for Additional Quantities
*
VII HELICOPTER RELATED PROVISIONS
Article VII Paragraph 1 is amended to add the additional sentence:
1. Type Design and Production Approval
As set forth in Article II, paragraph 1 of this Amendment 9, Sikorsky anticipates granting by the FAA of a revised Type Certificate for the inclusion of the 2S2 engine on the S-76C+ (To be designated as the S-76C++).
Article VII Paragraph 5 is amended to add the following paragraph:
Provided further, Sikorsky may develop and certify a derivative model of its S-76 helicopter, herein referred to as “S-76D”; provided further, that Customer wishes to reserve delivery position(s) for S-76D for delivery in accordance with the delivery schedule in Amendment 9 for years 2009-2012 and that the terms and conditions, including pricing, performance and delivery dates may be mutually agreed between the parties pursuant to a future agreement between the parties; provided further, that no provision in this Agreement represents a binding commitment: (a) on Sikorsky to develop and certify either the S-76D or any of its features or improvements or (b) on Buyer to purchase the S-76D or any of its features or improvements. Any deliveries dates set forth herein are estimates only and are subject to completion of the development and certification contemplated by Sikorsky.
VIII TRAINING PROVISIONS
Article VIII is amended to add Paragraph 9 as follows
9	Flight Control System Maintenance — During the years 2006 through 2008, inclusive, Sikorsky shall provide a bi-annual course for S-76 maintenance training of the Honeywell Digital SPZ 7600 Automatic Flight Control System. The course will have a duration of approximately five (5) days and will be conducted in New Iberia, Louisiana. Should any of the requested course topics require initial courseware preparation there may be additional lead time or cost impacts. Should any of the requested course topics require additional lead time or have a cost impact the Sikorsky shall provide the Buyer with a proposal detailing the cost or schedule impact. Each class session will have a maximum of ten students. Each mechanic must have background experience in one or more of the following categories: certified (by Federal Aviation Administration [“FAA”] or by an equivalent airworthiness authority) airframe mechanic with one (1) year practical experience as a rated aircraft mechanic; one (1) year experience as an active mechanic on a commercial or military helicopter; or three (3) years general experience as a commercial or military aircraft mechanic. Travel costs to and from the training are at the expense of the Buyer.
X. ADDITIONAL PRODUCT SUPPORT REQUIREMENTS
Article X is replaced by the following Paragraphs in its entirety:
1.	*

2.	Turbomeca Support By the Hour Program (SBH®) — Sikorsky shall provide reasonable assistance to Buyer in support of its discussions with Turbomeca for the purposes of extension of Buyer’s current (SBH®) Program for 2S1 engines and for the inclusion of 2S2 engines within that program. It shall be Buyer’s obligation to complete any required definitive agreements.

3.	Spares Consignment — Sikorsky, through HSI, shall provide to Buyer a consigned inventory to be held at Buyers facility. The actual composition of this inventory will be determined by Buyer, from an initial list of components at Buyers discretion, based on the number of and utilization of aircraft in the Buyer’s 76 fleet. Buyer will select the components and quantity levels of each from the previously mentioned listing. A definitive consignment agreement between OLOG and H.S.I. will contain all relevant contractual terms and conditions and will be signed by both parties. The agreement may be adjusted periodically by the parties to add or subtract “required” and/or “high usage” items.
a.	The Consignment Parts will be stored at Customer’s facility for use by Customer to support the OLOG fleet. However, at Buyer’s discretion the consigned parts may be used by Service Provider to support other operators. The reallocation of Consigned Parts to other operators will only be required in the event that the other operator is in an AOG condition. Consignor will provide, with due dispatch, a replacement Consigned Part at no transportation cost to Consignee. Once the Consigned Part has been released by Consignee for reallocation, Consignor shall bear all subsequent costs of transportation and risk of loss for the Consigned Part. Consignee shall not be charged a Consigned Parts fee for the part so reallocated from the time it leaves the Consignee’s facility to the date the replacement part is received by the Consignee. The consignment will be invoiced on a monthly basis at a rate of * per annum based on the value of the consignment at the current CPL selling price of the Consigned parts in inventory. Repair and Overhaul of items used within the consignment spares package will be performed by H.S.I under the aircraft warranty policy or will be sent to H.S.I. for repair at OLOG’s expense if the aircraft is out of its warranty period.

b.	H.S.I. will provide a consignment package(s) of helicopter airframe spare parts, accessories and components to OLOG at their operating locations, as required. The consignment period will be nominally two (2) years to three (3) years duration at each location and none will extend past OLOG’s initial customer contract or new aircraft warranty period, whichever is longer

c.	*

4. Third Party Warehouse Status
Will commit to working with OLOG to develop a logistics support and supply chain plan which integrates Buyers consignment inventory, initial C+, C++ provisioning and overseas warehousing requirements to improve logistic support capability which OLOG requires to sustain successful operations. Sikorsky will focus its efforts to support OLOG’s operations in Brazil, Nigeria, the US Gulf Coast and East and Central Asia. Customer understands that such a plan will require a committed electronic information infrastructure between the parties Customer also understands that such a plan may require further investment on the part of both parties and that the final structure of such a plan must be mutually agreed to by both parties.
5. Consignment of High Warranty Drivers
In order to demonstrate our commitment to the S-76C+ and S-76C++, Sikorsky through its wholly owned subsidiary HSI shall establish a * consignment of components determined to be High Warranty Drivers. This * consignment will be located at the customers designated consignment warehouses, which will be mutually determined by OLOG and Sikorsky. A High Warranty Driver shall be defined as a component that experiences a high rate of removal for cause within the OLOG S-76+ and S-76C++ fleet within a * interval during the warranty period (removals will be measured by HSI based on orders placed within a * calendar, starting period is with the execution of this Agreement. A high rate of removal is defined as a component, excluding components list below, that causes more than * of aircraft AOG downtime more than * period or a component that Sikorsky and OLOG mutually agree is a reliability issue. Once the reliability of a component has been proven so that the component no longer meets High Warranty Driver criteria, the Buyer’s shall within 30 days return the component to HSI or have the component converted to the Spare Consignment as defined a paragraph 3 above. Gearboxes, Main Rotor Blades, Tail Rotor Blades, Primary Servos and Starter Generators are excluded from this program. Sikorsky will always support the product and if any component is proven to have a reliability problem Sikorsky will continue to work with OLOG on an appropriate logistics plan until the reliability issue is resolved.
6. Access to HSI Inventory Systems
Sikorsky/HSI will establish electronic access to HSI’s inventory system and weekly scheduled teleconferences with Buyer’s US and UK representatives, to provide Buyer with a more detailed position with regard to spare component order status, fill rates, reliability and technical issues, Warranty Drivers, service bulletins, issues related to Sikorsky sub-contractors.
XI AIRCRAFT AND SPARE PART TRADE INS
Article XI is replaced by the following Paragraphs in its entirety:
Sikorsky shall accept previously purchased Sikorsky helicopters from the Buyer as trade-in credit toward new helicopter purchases in accordance with the procedure below. Sikorsky shall accept trade-in aircraft at a rate no greater than one trade-in per new aircraft delivery. Such trade-in aircraft must be presented at the time of payment for Completion Services or Baseline Helicopter delivery should Buyer not purchase completion services. All aircraft trade-ins must be in airworthy condition and have a valid FAA Certificate of Airworthiness or have a current Export Certificate of Airworthiness acceptable to the FAA.
     Inspection and Appraisal
     1. *
     2. *
     3. *
     4. *
     5. *
     6. *
     7. *

8.	When sold, the Sell Price will be distributed as follows:
a.   *
b.  Buyer shall be refunded the remaining proceeds from the Sell Price.
c.  If the Trade-in Helicopter is not sold at or above the Cost Basis (paragraph (a) above), Sikorsky may accept the best-offered price and
     Buyer will reimburse Sikorsky for the difference between its Cost Basis (paragraph (a) above) and the Sell Price. In this event,
     Sikorsky shall share in the at-risk exposure to lower resale by EXCLUSION from the Cost Basis of the 2.5% of Sell Price and the
     Carrying Cost ( 1/2% per month).
9.	All potential trade-ins shall be subject to a final pre-buy inspection by Sikorsky or its designee within 45 days of trade-in and be subject to the terms and conditions of Sikorsky’s standard Used Helicopter Purchase Agreement, ((Exhibit (C) to be amended at a later date to incorporate the parameters detailed herein). Each Trade-in Helicopter shall be presented at the mutually agreed Delivery Location specified in Exhibit C, set up and ready for flight.
Understandings:
>>	Sikorsky is responsible for re-selling the Trade-in Helicopter but will pursue qualified sales leads from Buyer (OLOG).

>>	Buyer (OLOG) cannot restrict sale to any qualified buyer.

>>	Sikorsky will use commercially reasonable efforts to re-sell the Trade-in Helicopter at the highest price within a 9-month period. In the case that Sikorsky must sell below the cost basis, Sikorsky must notify Buyer (OLOG) prior to contracting for such sale.

>>	Buyer’s (OLOG’s) representation and warranties made with respect to any Trade-in Helicopter, including, without limitation, those relating to maintenance history and title, shall survive the sale and Buyer must participate in clearing any maintenance history or title issues encountered during the resale process to a third party.
2.	Excess S-76A Spares and Rotable Spare Parts

a.	Buyer may return up to * per year for credit of serviceable S-76A spare and rotable spare components. All spares components must have appropriate documentation to allow H.S.I. to sell to third parties without having to re-qualify the part and be subject to review and final approval by H.S.I.

i.	On Condition spares in overhauled condition will be valued at *% of the current year list price ii. On Condition Spares in serviceable condition will be valued at *% of the current year list price iii. Life Limited Spares will be prorated based on current year list price.

b.	Notwithstanding the above Buyer may return new condition spares parts for a credit equal to 3% of the buyers aggregate net dollar purchase of new spare parts in the proceeding year providing the terms and conditions of Helicopter Supports standard buy back terms are met.
XII OPTIONAL AIRCRAFT CONFIGURATION ITEMS
Article XII is replaced by the following Paragraphs in its entirety:

1.	The Buyer may elect to add components to the aircraft configuration. Exhibit B1 contains a listing of requested additional aircraft components and the base year 2006 per aircraft price for incorporation of each item. The price of each item shall be escalated for out year delivery in accordance with the escalation rates established in Table 1 of this document. The Buyer shall inform Sikorsky of the inclusion of any of these options no later than twelve months prior to the Baseline Presentation Date of the Utility Helicopter for which the change(s) are intended. Subject to Article II, paragraph 1 of this Amendment 9, Buyer may request configuration changes in the period less than twelve months prior to the Baseline Helicopter Presentation Date, however Sikorsky will need to verify and confirm the lead-time availability of the requested configuration changes.
Add:
XIV References to 2S1 Engines — In all instances not specifically addressed in this amendment 9 the original contract language shall be amended to read “2S1 (2S2, for aircraft 14 and subsequent)”.
Add:
XV *

XVI Additional Use of Sikorsky Intellectual Property — Buyer shall have the option, subject to the terms and restrictions relating to the use of related Sikorsky intellectual property set forth in Exhibit E hereto, to perform the completion of the Helicopter itself, without the involvement of Sikorsky. Buyer shall notify Sikorsky of its’ intent to use Sikorsky intellectual property under this Article no later than the date upon which the Advance Payment for the subject Helicopter is due.
Add:
XVII Reaffirmation — Except as modified above, all of the provisions of the Agreement as amended remain the same, and the Agreement as amended, and as modified hereby, is reaffirmed.
     IN WITNESS WHEREOF, this Amendment No. 9 has been executed by each party’s authorized representative.

OFFSHORE LOGISTICS, INC	SIKORSKY AIRCRAFT CORPORATION
By: /s/ William E. Chiles	By: /s/ Steve Finger
Name: William E. Chiles	Name: Steve Finger
Title: President and CEO	Title: President
Date: June 14, 2005	Acceptance Date: June 14, 2005

EXHIBIT A1 TO AMENDMENT 9
S-76 NEW HELICOPTER SALES AGREEMENT
S76TD02965
HELICOPTER CONFIGURATION
Aircraft 14 and Subsequent
The following items of standard and optional equipment as described below, which have been selected by the Buyer, shall be installed on the Helicopter to be delivered under the Agreement.
BASELINE HELICOPTER
Features of the S-76C++ Aircraft:
Dynamic System — Two Turbomeca Arriel 2S2 engines, and a four blade articulated main rotor system with dual controls.
Cockpit — An Integrated Instrument Display System (IIDS), with an easy to upgrade avionics package. There is a Bleed Air Heating Defogging system and dual windshield wipers. The Pilot and Copilot seats come with a five point Restraint system.
Cabin — A large cabin that can be configured for four different missions and a 38 cubic foot baggage compartment.
Other — Retractable landing gear, and 281 gallons of usable fuel.
Baseline Avionics Package Includes:
Collins Proline II: Dual Collins VHF 22A Comms and VIR 32 Navs, single ADF 462 ADF, TDR 90 Transponder, DME 42 DME with IND 42A Indicator, ALT 55B Radio Altimeter with Expanded Scale ALI 55A Indicator.
Honeywell EFIS/DAFCS: 4-Tube Honeywell EDZ 756 EFIS with 5” x 6” Indicators Displaying Airspeed, Altitude and Vertical Speed, Dual Litef AHRS, Dual Penny and Giles Air Data Computers, Dual Honeywell Digital SPZ 7600 Automatic Flight Control System, Altitude Alert.
Electrical: 28 Volt Electrical System with two 200 Amp Starter/Generators, 10 KVA AC Generator, Dual 375 VA Static Inverters, Avionics and EFIS Master Switches.
Audio: Dual dB Systems Audio control panels with ICS and VOX plus three maintenance jacks, one in the cabin and two in the baggage compartment. This also includes dual 45(Degree) pedestal mounted ICS foot switches, three David Clark Headsets, one six-foot walk-around cord and two 30-foot walk-around cords, Cabin PA/Chime System, and a Passenger Briefing System — PBS 250.
Backup/Safety Systems: 3” Backup Airspeed Indicator and Altimeter, ADI-335D Standby Attitude Indicator with Nav1/Nav2 Select, ELT 100HM, CVR Provisions, Electric Door Locks — Cabin.
Weather Related Systems: Wx Avoidance Radar — Primus 440, Windshield Washer System, Heated Glass Windshields, and Engine Inlet Barrier Filter.
End of Configuration
PART 2
OFFSHORE/UTILITY COMPLETION SERVICES
ADDITIONAL AVIONICS ITEMS
30061 Cabin ICS
31025 Speakers — Headliner, Six
PAINTS & FINISHES
50001 Utility Interior Paint Prep & Finish
50011 Utility Exterior Paint Prep & Finish
51015 Custom Aircraft Call Number
INTERIORS
60000 Utility Interior Group, featuring: Hard Panel Utility Interior-Composite Panels with Epoxy
Paint Finish (choice of Gray or Tan) for Aft Cabin Sidewalls and Cabin Entrance Doors, Acoustic
Blanket Treatment, Lightweight Fabric Upholstery with choice of three colors, Nite-Flite
Curtains, Bronze Inner Window Tint for Cabin Sidewall and Cabin Door Windows, Illuminated No
Smoking/Fasten Seat Belt Signs, set of three Cabin Dome Lights with Cockpit Control.
60006 Forward Facing Bench — 2 place (3 Pt Restraint longest possible seat belts) (4 each)
60031 Forward Facing Divan — 4 place (3 Pt Restraint longest possible seat belts)
60086 Collective Guards
77001 Push-out Cabin Windows — Forward Opera
77003 Push-out Cabin Windows — Hinged Door, LH
77004 Push-out Cabin Windows — Hinged Door, RH
77009 Push-out Cabin Windows — Aft Opera
AIRCRAFT ITEMS
83001 Annunciator “Fuel Transfer Feed On”

83051 Hydraulic Quick Disconnect Relocation
83055 Remove LH Accessory & AC Gen Drives — CSN 76-205
AIRCRAFT ITEMS (continued)
85031 Anti-Collision Light, Red — Top Exchange for Grimes
86001 Approach Plate Holder, Lighted — Pilot
86002 Approach Plate Holder, Lighted — CoPilot
86060 Rotor Pedals Lube Kit
88051 Floats Completion
88076 Cyclic Stick Position Guard
CUSTOMER UNIQUE ITEMS
90001 Exchange Marathon NiCad for Concord Lead Acid Battery
90009 Vertical Pylon Access Panels, CSN-76-207
90011 Three (3) Corrosion Inspection Holes
90016 Life Vest Pouches (remove from fuel deck)
90017 Boarding Card Stowage on ERDA Seats
CUSTOMER UNIQUE ITEMS
90018 Covers and Drains on Flight Manual Holders
90019 Delete Floor Cover and Add Non-Skid
90020 Mobil 291 Engine Oil
90021 L3 CVR (replaces Meggitt SCR500-120)
37062 Penny & Giles Multi Purpose Flight Recorder, MPFR CVR/FDR Model D51615-102
90004 Ground Proximity Warning System Provisions (completion to be performed by Buyer)
EXHIBIT B1 TO AMENDMENT 9
S-76 NEW HELICOPTER SALES AGREEMENT
S76TD02965
ADDITIONAL OPTIONAL AIRCRAFT COMPONENTS AS DEFINED IN SECTION XII Of THIS CONTRACT
*
* Redacted pursuant to request for confidential treatment submitted to SEC on October ___, 2005.